FOR IMMEDIATE RELEASE

For More Information:
James Delamater, President & CEO Northeast Bank, 158 Court Street, Auburn, ME 04210 www.northeastbank.com	1-800-284-5989 ext. 3569 jdelamater@northeastbank.com

Northeast Bancorp Announces Record Earnings for Year and Quarter Ended June 2005

Auburn, MAINE (8/3/05) - Northeast Bancorp (AMEX: NBN) announced that earnings for the year ended June 30, 2005 were $4,018,633 or $1.57 per diluted share representing a 14% increase over earnings for the same period last year which were $3,512,179 or $1.35 per diluted share. In addition, fourth quarter earnings rose 73% to $1,183,271, or $0.46 per diluted share, up from $685,432 or $0.26 per diluted share a year ago. As of June 30, 2005, Northeast Bancorp had total assets of approximately $575,695,000, representing a 7% increase over assets for the same period last year which were approximately $538,754,000.

The increase in earnings resulted from improved operating efficiencies, improved net interest rate margins, and strong growth in attracting, retaining, and expanding customer relationships resulting in an improved core deposit mix.

In addition to the announcement of earnings, Northeast Bancorp also announced that its Board of Directors declared a dividend of $0.09 per share payable on August 19, 2005 to shareholders of record as of the close of business on July 29, 2005. Northeast Bancorp has paid a regular cash dividend each quarter since its inception as a public company. Northeast Bancorp common shares trade on the American Stock Exchange with approximately 2.5 million shares outstanding and, as of June 30, 2005, had a book value of $15.82 per share. The Company reports that it continues to focus on increasing shareholder value and, as part of those efforts it regularly reviews its capital levels with an eye towards buying back shares of its common stock whenever this action is deemed to be a good investment and is in the best interests of shareholders.

"Our record earnings and asset level are a testimony to our commitment of delivering value to all of our stakeholders. In 2004 we focused on expense and efficiency management throughout the company and aggressively pursued the gathering of core deposits. In addition, we continued with our strategy to remain asset sensitive thus allowing us to take advantage of the current rising rate environment," said Jim Delamater, President and CEO.

"We also set out a year ago with the objective to consolidate our technological, operational, and administrative resources into one location. To that end, we are pleased to report that the project is on schedule. We are looking forward to the upcoming expansion of our community bank franchise as we prepare to open our new Corporate Headquarters and our newest branch at 500 Canal Street in Lewiston's Southern Gateway area later this month," continued Delamater.

"Our Company has continued to expand the overall size of our community bank franchise as we strive to deliver quality advice and a vast array of financial products and services throughout our market area of western, central and mid-coastal Maine. We believe that we differentiate ourselves by being a local independent bank with local management who make decisions that are deemed to be in the best interest of the communities we serve. In addition, we believe our dedication to the delivery of needs-based advice that takes care to make certain that the eventual product or service is well matched to our client's personal or corporate goals and objectives are the lynchpin of our success," said Delamater.

Northeast Bancorp is the holding Company for the Maine-based Northeast Bank, founded in 1872. Northeast Bank, together with its wholly owned subsidiary, Northeast Bank Insurance Group, Inc. operates 19 retail and insurance locations and derives its income from a combination of traditional banking services and non-traditional financial products and services including insurance and investments.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Management encourages present and prospective shareholders to contact President & CEO Jim Delamater directly to discuss the Company, its products and services, or ongoing efforts to develop shareholder value. He can be reached at jdelamater@northeastbank.com or toll free at 1-800-284-5989. Management also suggests that any person interested in utilizing the services of Northeast Bancorp or its subsidiaries or interested in learning more about the Company should access its web site at www.northeastbank.com.

 This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Northeast Bancorp. Such forward-looking statements reflect the Company's current views and expectations based largely on information currently available to its management, and on its current expectations, assumptions, plan, estimates, judgments, and projects about its business and its industry, and they involve inherent risks and uncertainties. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in technology, changes in securities markets, and the availability of and the costs associated with sources of liquidity. Accordingly, investors and others are cautioned not to place undue reliance on such forward-looking statements. For a more complete discussion of certain risks and uncertainties affecting the Company, please see "Item 1. Business Forward-Looking Statements and Risk Factors" set forth in the Company's Form 10-K.

Customer access to securities is provided through Commonwealth Financial Network, Member NASD/SIPC. Important information-Securities, annuities, and insurance products are not deposit products, not FDIC insured, are subject to investment risk, including the possible loss of principal, and are not an obligation of or guaranteed by the Bank.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Twelve Months Ended
	June 30,		%	June 30,		%
	2005	2004	Change	2005	2004	Change
Selected financial information

Income statement data:

Interest income	$ 8,503	$ 7,160	19%	$ 32,159	$ 27,660	16%
Interest expense	3,734	3,147	19%	13,967	12,079	16%
Net interest income	4,769	4,013	19%	18,192	15,581	17%
Provision for loan losses	301	241	25%	1,302	962	35%
Net interest income after provision for loan losses	4,468	3,772	18%	16,890	14,619	16%
Gain on sale of loans	65	54	20%	233	683	-66%
Gain on securities	9	13	-31%	89	201	-56%
Other noninterest income	1,389	1,219	14%	5,345	4,451	20%
Noninterest expense	4,192	4,083	3%	16,684	14,799	13%
Operating income before income tax	1,739	975	78%	5,873	5,155	14%
Income tax expense	556	290	92%	1,854	1,643	13%
Net income	$ 1,183	$ 685	73%	$ 4,019	$ 3,512	14%

Per share data:
Basic earning per common share	$ 0.47	$ 0.27	74%	$ 1.60	$ 1.38	16%
Diluted earnings per common share	$ 0.46	$ 0.26	77%	$ 1.57	$ 1.35	16%
Weighted average shares outstanding:
Basic	2,519,475	2,530,638	0%	2,518,764	2,543,812	-1%
Diluted	2,550,006	2,577,692	-1%	2,563,545	2,604,910	-2%

Book value per share	15.82	14.43		15.82	14.43
Tangible book value per share	14.80	14.14		14.80	14.14

Net interest margin	3.50%	3.28%		3.41%	3.35%
Net interest spread	3.20%	3.02%		3.14%	3.07%
Return on average assets (annualized)	0.82%	0.53%		0.71%	0.71%
Return on equity (annualized)	11.98%	7.38%		10.39%	9.50%
Tier I leverage ratio (Bank)	8.20%	7.88%		8.20%	7.88%
Tier I risk-based capital ratio (Bank)	10.80%	10.13%		10.80%	10.13%
Total risk-based capital ratio (Bank)	11.97%	10.68%		11.97%	10.68%
Efficiency ratio	67%	77%		70%	71%
Nonperforming loans	1,698	1,677		1,698	1,677
Total nonperforming assets	1,787	1,716		1,787	1,716
Nonperforming loans as a % of total loans	0.37%	0.39%		0.37%	0.39%
Nonperforming assets as a % of total assets	0.31%	0.32%		0.31%	0.32%

	June 30,		%
	2005	2004	Change
Balance sheet highlights:

Investment securities	$ 74,346	$ 67,471	10%
Loans held for sale	319	546	-42%
Loans	461,052	432,594	7%
Allowance for loan losses	5,104	4,577	12%
Total assets	575,695	538,754	7%

Deposits:
NOW and money market	81,529	81,871	0%
Savings	29,807	28,805	3%
Certificates of deposits	174,603	132,631	32%
Brokered time deposits	70,425	96,713	-27%
Noninterest-bearing deposits	39,855	37,800	5%
Total deposits	396,219	377,820	5%

Borrowings	86,418	82,978	4%
Shareholders' equity	39,870	36,453	9%

Shares outstanding	2,519,832	2,525,416	0%